ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-2
$ 403,332,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001           0           0           0    0.00%            0    0.00%
 Feb-2001           0           0           0    0.00%            0    0.00%
 Mar-2001           0           0           0    0.00%            0    0.00%
 Apr-2001           0           0           0    0.00%            0    0.00%
 May-2001           0           0           0    0.00%            0    0.00%
 Jun-2001           0           0           0    0.00%            0    0.00%
 Jul-2001           0           0           0    0.00%            0    0.00%
 Aug-2001           0           0           0    0.00%            0    0.00%
 Sep-2001           0           0           0    0.00%            0    0.00%
 Oct-2001  11,419,244     724,445           0    0.00%    2,455,592    0.62%
 Nov-2001  14,937,431   1,186,686      55,889    0.17%    4,252,024    1.11%
 Dec-2001  13,927,715   1,155,534      82,643    0.27%    5,465,182    1.47%

          ____________ ___________ ___________
  Totals   40,284,389   3,066,665     138,532

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.